UNITED STATES

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SCHEDULE 14A

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NRG ENERGY, INC.

(Name of Registrant as Specified in its Charter)

EXELON CORPORATION

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On July 10, 2009, Exelon Corporation issued the following press release:

Contact:	Kathleen Cantillon
	Exelon Communications	FOR IMMEDIATE RELEASE
312-394-7417

Exelon Offer Creates the Only Real, Meaningful Value Available to NRG Shareholders

Urges NRG shareholders to elect nine new independent directors to maximize the opportunity to realize this value

CHICAGO (July 10, 2009)—Exelon Corporation (NYSE:EXC) announced today that it has mailed a letter to shareholders of NRG Energy, Inc. with more information on its increased offer to acquire NRG. The letter emphasizes that the offer brings $2-3 billion in immediate value to NRG shareholders, and there is nothing that NRG can do on a standalone basis to match that. In the letter, Exelon urges NRG shareholders to vote the BLUE proxy card to elect nine new independent directors who will foster negotiations. The full text of the letter follows:

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Dear NRG Energy, Inc. Shareholder:

Exelon’s offer to NRG shareholders is about real value – $2-3 billion immediately and more in the future. We have increased our offer by over 12% after identifying an additional $1.5 billion in synergies and giving credit to the real value that NRG has created through its acquisition of Reliant’s retail business. There is nothing that NRG can do on a standalone basis that will give you as much. We are offering you securities in a company whose value will also grow when power prices recover, whose value rises rather than declines as carbon is priced into the marketplace, and whose balance sheet is much stronger.

The only way you will be able to realize this value is if you and other NRG shareholders take action now to elect nine new independent directors to the NRG board. We urge you to vote today using the BLUE proxy card – by telephone, by Internet or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided. Even if you have already voted by using the White card, you can still change your vote by using the BLUE proxy card.

Exelon is prepared to discuss its offer with NRG at any time without preconditions. Exelon has made a full and fair offer for NRG, taking into account current market conditions as well as the additional synergies we have found and NRG’s acquisition of the Reliant retail business. Election of nine new NRG directors will foster negotiations that can lead to a mutually beneficial transaction. The election of less than nine new directors will not demonstrate the shareholder conviction that is essential to make a transaction happen.

EXELON’S OFFER IS REAL AND IMMEDIATE VALUE

You have received an avalanche of information about our offer from both Exelon and NRG, especially in the last several weeks. There are six areas that deserve a closer, objective look. These six areas go to the heart of our value proposition.

1.	Exelon has significant upside earnings potential, while NRG faces revenue deterioration.

Between 2009 and 2011, we expect Exelon’s gross margin to grow by approximately $500 million due largely to the expiration of the below-market power sales agreement between Exelon Generation and PECO Energy Company. This projection is based upon forward market prices, expected generation, and Exelon’s existing hedges, including Exelon Generation’s successful bids in the recent Allegheny and PECO Energy procurement auctions.

Based on NRG’s own publicly-disclosed hedge position and current forward prices, NRG is likely to experience a significant decline in EBITDA as baseload energy revenues fall by roughly $700 million in 2011 compared to 2009. Exelon disclosed this estimated decline in a July 2 SEC filing, and NRG has not challenged it.

In 2009, 95% of the NRG baseload portfolio was sold forward at an average price of $61/MWh, based on the average prices disclosed in NRG’s 2008 Form 10-K. In 2011, NRG’s average sales price will be roughly $9/MWh lower:

o	67% of the portfolio already has been sold forward at $52/MWh, as stated in NRG’s 2008 Form 10-K.

o	Based on forward 2011 power and commodity market prices as of May 29, 2009, the remaining 33% will be sold at an average price of about $53/MWh.

This deterioration in pricing for roughly 63 GWh of baseload energy, combined with roughly 3 GWh in forecasted reduced baseload output, again as disclosed in NRG’s 2008 Form 10-K, produces an expected revenue decline of approximately $700 million in 2011 compared to 2009.

2.	The difference between NRG’s and Exelon’s valuation of Reliant is much smaller than NRG asserts.

NRG claims the purchase of Reliant retail has resulted in an increase in NRG’s value of $4.50 per share, and that Exelon has ascribed only $1.00 per share of value to Reliant. In fact, we do not value Reliant retail as highly as does NRG, but the difference between our valuations is much narrower than NRG asserts.

We believe that the gross value of Reliant retail is about twice what NRG paid for it, while NRG maintains that Reliant retail is worth $4.50 per share, about three times the purchase price paid only two months ago. The difference between these values is not, as NRG claims, over $3.50 per share. NRG’s $4.50 per share value is not net of purchase price and does not include any cost for permanent collateral. Exelon’s $1.00 per share value is net of both the purchase price and collateral requirement. Thus, NRG’s repeated comparison of its valuation of $4.50 per share to Exelon’s $1.00 per share is a classic failure to compare “apples to apples.” Deducting the purchase price and permanent collateral from NRG’s gross number results in a valuation of just over $2.00 per share. Moreover, Exelon’s $1.00 per share valuation does not include approximately 50 cents per share in net present value of synergies which Exelon believes it can achieve in consolidating the two companies’ retail businesses.

NRG’s recently updated guidance forecasts $400 million of Reliant retail EBITDA in 2009. We believe this is only a temporary increase due to low gas prices and an un-hedged position and is not indicative of the future performance of the Reliant retail business. The low gas prices that made Reliant retail valuable in the short term threaten both its value and that of the rest of NRG’s business in the longer term.

3.	The transaction is equitable on a free cash flow basis.

NRG asserts that it will contribute a disproportionate amount of free cash flow relative to the ownership stake its shareholders will receive in the combined company. We agree that NRG has attractive free cash flow, but their estimate significantly overstates NRG’s contribution to the combined company.

NRG created a new definition of free cash flow – “recurring free cash flow.” In recurring free cash flow, NRG excludes both its environmental and growth capital expenditures. NRG has significant environmental capital expenditures looming in the coming years above the projected expenditures that NRG has specifically quantified in its public disclosures. In addition, NRG repeatedly stresses that its various “growth” initiatives are the building blocks to its future prospects. If those environmental and growth capital expenditures were to be included in the analysis, NRG’s cash flow would be much lower than the “recurring free cash flow” that NRG’s management is forecasting.

The free cash flow measure being used by NRG also fails to remove the effects of leverage, which further overstates NRG’s relative cash flow contribution. Exelon determines value by performing a long-term discounted cash flow (DCF) analysis for each asset. This approach correctly accounts for leverage and riskiness of the cash flows, includes all related costs, and reflects the long-term impact of key factors like gas and carbon. One shorter-term measure which is more consistent with our DCF approach is leverage-adjusted EBITDA. This metric is routinely used by the financial community to analyze acquisitions and correctly accounts for the impact of leverage. Based on this metric, the cash flow contributions to the combined company by NRG are clearly in line with Exelon’s offer, as illustrated below.

4.	NRG faces $1.3—$2.3 billion of environmental compliance costs, while Exelon has significant carbon upside.

Pending federal initiatives will have a significant impact on NRG’s coal-fired power plants, which account for approximately 75% of NRG’s megawatt hours sold. These initiatives include aggressive enforcement actions by the Obama administration of the Clean Air Act New Source Review requirements on NOX and SO2 and the Environmental Protection Agency’s forthcoming Clean Air Interstate Rule and Clean Air Mercury Rule, as well as the EPA’s likely new requirements relating to coal ash management. NRG will have to spend a significant amount of money on capital improvements to address these new requirements.

This is a fact that NRG recognizes. In its first quarter 2009 Form 10-Q, NRG discusses these initiatives and states that it has prepared a capital expenditure plan in anticipation of these upcoming requirements. However, NRG does not disclose the estimated costs in its plan, leaving it to others to estimate the costs. Based on publicly available information about NRG’s plants, our assessment of the impact of the federal initiatives on those plants on a plant-by-plant basis, and third party estimates of costs of compliance for each plant we evaluated, Exelon determined that these initiatives will result in compliance costs for NRG of $1.3—$2.3 billion in excess of NRG’s $1.2 billion of planned expenditures for current environmental requirements as disclosed in NRG’s 2008 Form 10-K. Our estimate of these costs is included in our valuation model for NRG. We disclosed these costs in a filing with the SEC on July 2, 2009, and NRG has not taken issue with our analysis.

While NRG faces up to several billion dollars in environmental costs, Exelon, with the largest nuclear fleet in the country, stands to benefit more than any other generating company from whatever carbon legislation is passed. We believe Exelon’s EBITDA will increase $1.1 billion annually if the Waxman-Markey legislation that passed the U.S. House of Representatives on June 26, 2009 becomes law. As a stand-alone company, NRG has little upside from carbon legislation. Any downside from carbon legislation for NRG is separate and apart from the $1.3—$2.3 billion in additional environment compliance costs outlined above.

5.	Exelon’s low risk, low cost uprates offer better value than NRG’s high risk, high cost new nuclear build.

As the owner and operator of the largest and best run nuclear fleet in the country, we know something about nuclear plants and the risks of nuclear construction. While NRG has done much work on its STP 3 & 4 new nuclear project and there is some value in the option inherent in that project, the value of that option is overwhelmed by the associated risks. Any NRG shareholder who values new nuclear output in a carbon-constrained world should see much greater value in Exelon’s proposed nuclear uprates.

New nuclear projects are subject to substantial project execution and cost escalation risks. The industry has inaccurately estimated the costs of these projects in the past. NRG has no experience building a nuclear plant, and its cost estimate of $3,200 per kW is far lower than the consensus U.S. cost estimate of $4,000—$4,500 per kW. In addition, both the amount and sources of NRG’s financing for the project are uncertain and none of its major risk mitigation steps have been implemented.

On the other hand, Exelon’s nuclear uprate plan delivers more megawatts than NRG’s new build with little risk and at half the cost. Nuclear uprates provide a substantially higher return at much lower financial risk than new build and do not present the risk of new build cost overruns and regulatory delays. This is evidenced by Exelon’s success in implementing over 1,100 MWs of prior uprates. The power from uprates will come online sooner and our phased approach means we can defer specific uprate projects if market conditions dictate. The value upside in Exelon’s existing fleet and uprates is substantially greater given the little risk and higher return embedded in Exelon’s nuclear fleet.

6.	Real synergies equal real value.

We are confident that all $3.6—$4 billion in net present value synergies that we have identified can be achieved. Our analysis of potential synergies was compiled by an Exelon team with significant experience in the PECO-Unicom merger and other corporate transactions and was assisted by the country’s leading synergy consultants. More importantly, our significant experience in cost reduction demonstrates we will achieve these cost savings, and possibly even more. In cost reduction programs in 2000-2001 and 2003-2004, we delivered annual savings of over $250 million and $350 million, respectively, far surpassing the initial targeted savings.

Our synergy estimates are based in large part on information taken from NRG’s published financial reports, publicly available information, industry proxies and Exelon cost levels for similar areas. NRG’s functional baseline for the synergy analysis was calculated using information from NRG’s 2008 Form 10-K, resulting in approximately $1.3 billion of non-fuel O&M costs before any adjustments specific to NRG. We then utilized a bottoms-up functional review, assessing discrete operating areas. Our analysis was entirely consistent with our other cost reduction programs that have yielded significant value to Exelon shareholders.

In addition, the estimated level of synergies is consistent with those observed in prior power sector transactions. On a combined basis, the estimated synergies amount to 6-7% of total O&M for both companies, which is less than the 9% observed in prior transactions and comparable to that estimated by NRG in its hostile offer for Calpine.

VOTE THE BLUE PROXY CARD FOR ALL NINE INDEPENDENT CANDIDATES

Make no mistake – our offer is the only opportunity where you will see meaningful, real shareholder value of an amount that makes a difference, especially in a marketplace buffeted by volatile commodity prices, regulatory challenges and credit constraints. NRG has no other means to provide you the amount of value that our offer represents.

There is only one way to capture the immediate value of Exelon’s offer – you must vote for all nine independent candidates proposed by Exelon.

Your vote is what counts. To elect directors who are committed to looking out for your best interests, including pursuit of the value inherent in a combination of Exelon and NRG, you should vote the BLUE proxy card TODAY by telephone, by Internet, or by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided. If you have already voted by using the White card, use the BLUE to change your vote to support the only meaningful value creation opportunity you have as an owner of NRG.

Thank you for your consideration.

Sincerely,

John W. Rowe

Chairman and Chief Executive Officer

Exelon Corporation

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Exelon announced on June 17, 2009, that it had filed its definitive proxy materials with the Securities and Exchange Commission to solicit proxies from NRG shareholders at the NRG annual meeting of shareholders scheduled for July 21, 2009. Exelon urges all NRG shareholders to use the BLUE proxy card to vote in favor of proposals to expand the NRG board and elect nine new, independent and experienced directors who will act in the shareholders’ best interests to capture the highest shareholder value possible.

Important Information

This press release relates, in part, to the offer (the “Offer”) by Exelon Corporation (“Exelon”) through its direct wholly-owned subsidiary, Exelon Xchange Corporation (“Xchange”), to exchange each issued and outstanding share of common stock (the “NRG shares”) of NRG Energy, Inc. (“NRG”) for 0.545 of a share of Exelon common stock. This press release is for informational purposes only and does not constitute an offer to exchange, or a solicitation of an offer to exchange, NRG shares, nor is it a substitute for the Tender Offer Statement on Schedule TO or the Prospectus/Offer to Exchange included in the Registration Statement on Form S-4 (Reg. No. 333-155278) (including the Letter of Transmittal and related documents and as amended from time to time, the “Exchange Offer Documents”) previously filed by Exelon and Xchange with the Securities and Exchange Commission (the “SEC”). The Offer is made only through the Exchange Offer Documents. Investors and security holders are urged to read these documents and other relevant materials as they become available, because they will contain important information.

Exelon filed a preliminary proxy statement on Schedule 14A with the SEC on April 17, 2009 in connection with its solicitation of proxies (the “Preliminary Exelon Meeting Proxy Statement”) for a meeting of Exelon shareholders (the “Exelon Meeting”) to be called in order to approve the issuance of shares of Exelon common stock pursuant to the Offer. Exelon expects to file a definitive proxy statement on Schedule 14A with the SEC in connection with the solicitation of proxies for the Exelon Meeting (the “Definitive Exelon Meeting Proxy Statement”) and may file other proxy solicitation material in connection therewith. Investors and security holders are urged to read the Preliminary Exelon Meeting Proxy Statement and the Definitive Exelon Meeting Proxy Statement and other relevant materials as they become available, because they will contain important information.

Investors and security holders can obtain copies of the materials described above (and all other related documents filed with the SEC) at no charge on the SEC’s website: www.sec.gov. Copies can also be obtained at no charge by directing a request for such materials to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, toll free at 1-877-750-9501. Investors and security holders may also read and copy any reports, statements and other information filed by Exelon, Xchange or NRG with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Exelon and Xchange will be participants in the solicitation of proxies from Exelon shareholders for the Exelon Meeting or any adjournment or postponement thereof. In addition, certain directors and executive officers of Exelon and Xchange may solicit proxies for the Exelon Meeting. Information about Exelon and Exelon’s directors and executive officers is available in Schedule I to the Prospectus/Offer to Exchange. Information about Xchange and Xchange’s directors and executive officers is available in Schedule II to the Prospectus/Offer to Exchange. Information about any other participants will be included in the Definitive Exelon Meeting Proxy Statement.

Forward Looking Statements

This communication includes forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. The factors that could cause actual results to differ materially from these forward-looking statements include Exelon’s ability to achieve the synergies contemplated by the proposed transaction, Exelon’s ability to promptly and effectively integrate the businesses of NRG and Exelon, and the timing to consummate the proposed transaction and obtain required regulatory approvals as well as those discussed in (1) the Exchange Offer Documents; (2) Exelon’s 2008 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 18; (3) Exelon’s First Quarter 2009 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors and (b) Part I, Financial Information, ITEM 1. Financial Statements: Note 13; and (4) other factors discussed in Exelon’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this communication. Exelon does not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this communication, except as required by law.

Statements made in connection with the Offer are not subject to the safe harbor protections provided to forward-looking statements under the Private Securities Litigation Reform Act of 1995.

All information in this communication concerning NRG, including its business, operations, and financial results, was obtained from public sources. While Exelon has no knowledge that any such information is inaccurate or incomplete, Exelon has not had the opportunity to verify any of that information.

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Exelon Corporation is one of the nation’s largest electric utilities with nearly $19 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.4 million customers in northern Illinois and southeastern Pennsylvania and natural gas to 485,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.

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